Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-1699
P.O. Box 778
Deerfield, IL 60015-0778

Contact:                 Nancy Krejsa  1 (847) 267-5483

DADE BEHRING REPORTS 42 PERCENT EARNINGS PER SHARE GROWTH
ON 8 PERCENT REVENUE GROWTH IN SECOND QUARTER 2007

Company repurchases $122 million of common stock

Deerfield, IL (July 25, 2007) — Dade Behring Holdings, Inc. (NASDAQ:DADE) today reported second quarter earnings per share of $0.61, an increase of 18 cents or 42 percent over the same quarter in 2006, and also reported revenue of $481 million, an increase of 8.2 percent. On a constant currency basis1, second quarter 2007 revenue grew 5.2 percent. Earnings per share for the six months ended June 2007 of $1.08 increased $0.27 or 33 percent over the similar period in 2006, and six-month revenue increased 9.3 percent to $940 million, representing 6.1 percent growth on a constant currency basis.

“Our strong financial performance is directly related to our people and their ability to consistently execute our customer excellence business strategy,” said Jim Reid-Anderson, Chairman, President and CEO, Dade Behring. “We are highly focused on providing world-class products and service to our 25,000 clinical laboratory customers around the globe.”

Cash flow from operations, after investing activities and excess tax benefits from stock-based compensation, was $56 million and $106 million for the quarter and six months ended June 30, 2007, respectively. Cash earnings per share2 for the second quarter was

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$0.97 as compared to $0.68 in the second quarter of 2006, and was $1.83 for the first six months of 2007 as compared to $1.31 for the same period in 2006.

The company’s worldwide installed base of instruments was 41,400 as of June 30, 2007, an increase of 5.5 percent over the period ended June 30, 2006. During the second quarter, the company completed the bi-annual review of its installed base and removed approximately 400 units from the data base, which negatively impacted the second quarter installed base growth rate by approximately 1.0 percent.

During the quarter, the company repurchased $122 million of its common stock, and during the first six months of the year it repurchased $179 million of its shares. Since the inception of its share repurchase plan in the third quarter of 2005, the company has repurchased $583 million or 15 percent of the outstanding shares. As of June 30, 2007, 0.6 million shares remain authorized for repurchase under the current program.

In the second quarter, the company recorded a $3.1 million tax benefit related to a reduction in the company’s reserve for uncertain tax positions, which favorably impacted earnings per share by $0.04.

Operational Highlights

•                  U.S. revenue grew 5.8 percent and 6.9 percent over the second quarter and first six months of 2006, respectively. Revenue outside of the United States grew 4.8 percent and 5.6 percent for the similar periods on a constant currency basis.

•                  Global core-product reagent, service and operating lease revenue grew 3.8 percent in the second quarter and 5.4 percent for the first six months of the year, on a constant currency basis.

•                  Operating income, as a percent of sales, was 16.8 percent and 16.3 percent for the quarter and six months ended June 30, 2007.

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Second Quarter 2007 Announcements

During the second quarter, Dade Behring introduced the QCC PowerPak™ Package—a performance enhancement tool for the Dimension® systems that adds new automated features, allowing more “hands-off” time for clinical laboratory personnel.

Dade Behring also announced the signing of a three-year agreement with Novation, the healthcare contracting services company of VHA Inc. and the University HealthSystem Consortium (UHC). The agreement provides Novation’s 2,500 alliance members with continued access to Dade Behring’s entire portfolio of chemistry products.

In addition, Premier Inc. healthcare alliance recognized Dade Behring for the second consecutive year with the prestigious Pinnacle Award for supplier performance that meets and exceeds the expectations of Premier and its members.

Conference Call Cancelled

In light of the announcement today by Dade Behring and Siemens, of the companies’ definitive agreement for Siemens to acquire Dade Behring for $77.00 per share in cash, Dade Behring has cancelled its scheduled earnings conference call.

About Dade Behring

With 2006 revenue of more than $1.7 billion, Dade Behring is the world’s largest company solely dedicated to clinical diagnostics. It offers a wide range of products, systems and services designed to meet the day-to-day needs of clinical laboratories, delivering innovative solutions to customers and enhancing the quality of life for patients. Additional company information is available on the Internet at www.dadebehring.com.

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include information regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company’s businesses, performance, opportunities and regulatory approval. In addition, the company is in the process of a major new product launch, which involves risks and uncertainties regarding product performance, costs of introduction and support, and customer acceptance. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

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1. “Constant currency” is not a U.S. GAAP defined measure. The Company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the Company, may not be comparable to similarly titled measures reported by other companies.

2. “Cash earnings per share” is not a U.S. GAAP defined measure. The Company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the Company’s 2002 restructuring.

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Dade Behring Holdings, Inc.

Revenue By Product Line

and Region (unaudited)

(Dollars in millions)

	Quarter Ended June 30,
			% Change
				On a Constant
Product Line	2007	2006	Reported	Currency Basis*
Core Products
Core Chemistry	$314.4	$295.1	6.6%	3.9%
Hemostasis	91.0	79.9	13.9%	9.3%
Microbiology	44.4	41.2	7.8%	7.5%
Infectious Disease Diagnostics	23.6	21.8	7.9%	1.8%
Total Core Products	473.4	438.0	8.1%	5.1%
Non-Core Products	7.4	6.5	14.6%	9.5%
Total	$480.8	$444.5	8.2%	5.2%

Region
United States	$215.9	$204.1	5.8%	5.8%
Non-U.S.	264.9	240.4	10.2%	4.8%
Total	$480.8	$444.5	8.2%	5.2%

	Six-Months Ended June 30,
			% Change
				On a Constant
Product Line	2007	2006	Reported	Currency Basis*
Core Products
Core Chemistry	$614.7	$570.1	7.8%	5.0%
Hemostasis	178.7	156.8	14.0%	9.3%
Microbiology	85.9	77.3	11.2%	10.6%
Infectious Disease Diagnostics	46.0	43.1	6.8%	0.3%
Total Core Products	925.3	847.3	9.2%	6.1%
Non-Core Products	14.7	12.9	13.3%	8.5%
Total	$940.0	$860.2	9.3%	6.1%

Region
United States	$426.9	$399.4	6.9%	6.9%
Non-U.S.	513.1	460.8	11.3%	5.6%
Total	$940.0	$860.2	9.3%	6.1%

*                    “Constant currency” is not a U.S. GAAP defined measure.  The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year.  “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.

Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
(Dollars in millions, except share-related data)	2007	2006

Assets

Current assets:
Cash and cash equivalents	$51.6	$24.4
Accounts receivable, net	390.9	359.5
Inventories	234.6	189.7
Prepaid expenses and other current assets	16.9	23.2
Deferred income taxes	91.1	115.9
Total current assets	785.1	712.7

Property, plant and equipment, net	493.2	488.5
Deferred income taxes	148.9	138.6
Intangible assets, net	325.3	339.0
Goodwill	168.6	169.6
Other assets	30.3	27.0
Total assets	$1,951.4	$1,875.4

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$5.3	$14.8
Accounts payable	83.3	78.9
Accrued liabilities	280.7	273.6
Total current liabilities	369.3	367.3

Long-term debt	595.0	495.0
Deferred income taxes	32.4	33.5
Other liabilities	189.4	170.4
Total liabilities	1,186.1	1,066.2

Commitments and contingencies

Shareholders’ equity:
Common stock: $.01 par value; 150,000,000 shares authorized at June 30, 2007 and December 31, 2006, respectively; 80,153,423 and 82,860,364 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	0.8	0.8
Additional paid-in capital	335.5	475.0
Retained earnings	381.3	299.1
Accumulated other comprehensive income	47.7	34.3
Total shareholders’ equity	765.3	809.2
Total liabilities and shareholders’ equity	$1,951.4	$1,875.4

Dade Behring Holdings, Inc.

Consolidated Statements of Operations (unaudited)

	Quarter Ended June 30,		Six-Months Ended June 30,
(Dollars in millions, except per share data)	2007	2006	2007	2006

Net sales	$480.8	$444.5	$940.0	$860.2
Cost of goods sold	215.3	198.3	423.2	381.4
Gross profit	265.5	246.2	516.8	478.8

Operating costs and expenses:
Marketing and administrative expenses	146.2	141.2	287.6	278.4
Research and development expenses	39.1	41.1	77.4	78.5
Restructuring expense (income)	(0.5)	—	(1.0)	—
Income from operations	80.7	63.9	152.8	121.9

Other income (expense):
Interest expense	(9.8)	(5.7)	(19.1)	(12.1)
Interest income	1.7	1.4	2.9	2.5
Foreign exchange (loss) gain	(1.0)	(1.7)	(2.1)	0.3
Other	0.1	(0.1)	(1.9)	(0.4)
Income before income tax expense	71.7	57.8	132.6	112.2
Income tax expense	21.4	20.2	42.2	40.4
Net income	$50.3	$37.6	$90.4	$71.8

Basic shares outstanding	81.3 million	86.9 million	81.9 million	87.3 million
Diluted shares outstanding	83.0 million	88.3 million	83.4 million	88.9 million

Basic earnings per common share	$0.62	$0.43	$1.10	$0.82
Diluted earnings per common share	$0.61	$0.43	$1.08	$0.81

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$95.1	$53.5	$177.5	$128.5
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	8.0	29.1	17.7	30.3
Capital expenditures and investment in licensing agreements	(39.9)	(39.4)	(75.7)	(75.6)
Restructuring expense (income)	(0.5)	—	(1.0)	—
Income tax expense	21.4	20.2	42.2	40.4
Cash paid during the period for taxes	(3.8)	(3.8)	(8.2)	(6.6)
Cash Earnings (*)	$80.3	$59.6	$152.5	$117.0

Net income to Cash Earnings reconciliation:
Net income	$50.3	$37.6	$90.4	$71.8
Depreciation and amortization (including amortization of debt issuance costs)	46.7	40.0	92.5	77.0
Capital expenditures and investment in licensing agreements	(39.9)	(39.4)	(75.7)	(75.6)
Stock-based compensation expense	6.1	5.0	12.3	10.0
Restructuring expense (income)	(0.5)	—	(1.0)	—
Income tax expense	21.4	20.2	42.2	40.4
Cash paid during the period for taxes	(3.8)	(3.8)	(8.2)	(6.6)
Cash Earnings (*)	$80.3	$59.6	$152.5	$117.0

(*) “Cash earnings” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

Dade Behring Holdings, Inc.

Consolidated Statements of Cash Flows (unaudited)

	Six-Months Ended	Six-Months Ended
(Dollars in millions)	June 30, 2007	June 30, 2006

Operating Activities:
Net income	$90.4	$71.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	92.5	77.0
Net loss on disposal of fixed assets	1.5	2.6
Stock-based compensation expense	12.3	10.0
Restructuring reserves	(1.0)	—
Deferred income taxes	30.8	16.8
Changes in balance sheet items	(49.0)	(49.7)
Net cash flow provided by operating activities	177.5	128.5

Investing Activities:
Capital expenditures	(74.3)	(75.0)
Investment in licensing agreements	(1.4)	(0.6)
Net cash flow utilized for investing activities	(75.7)	(75.6)

Financing Activities:
Net borrowings (repayments) related to short-term debt	(9.6)	3.6
Borrowings under revolving credit facility	179.9	323.7
Repayments of borrowings under revolving credit facility	(79.9)	(291.1)
Payment of debt issuance costs	(0.9)	—
Proceeds from exercise of stock options	12.9	11.4
Proceeds from employee stock purchase plan	5.0	5.2
Excess tax benefits from stock-based compensation	3.9	12.9
Repurchases of common stock	(178.8)	(121.8)
Dividends paid	(8.2)	(8.7)
Net cash flow utilized for financing activities	(75.7)	(64.8)

Effect of foreign exchange rates on cash	1.1	0.7

Net increase (decrease) in cash and cash equivalents	27.2	(11.2)

Cash and Cash Equivalents:
Beginning of Period	24.4	34.6

End of Period	$51.6	$23.4